Exhibit 99.1

NEWS RELEASE

Investor Relations 561-989-5800 | www.nabi.com

Nabi Biopharmaceuticals Announces Second Quarter 2007 Financial Results

Operating Loss Continues to Decline; Strategic Business Unit Realignment Completed;

Clinical Update Provided for NicVAX Phase 2b Proof of Concept Trial

Boca Raton, Florida, August 1, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its second quarter financial results. The company recorded a net loss from continuing operations of $5.3 million, or $0.09 per share, for the quarter ended June 30, 2007, compared to $13.7 million, or $0.22 per share for the quarter ended July 1, 2006. Revenues for the second quarter of 2007 were $20.9 million compared to $20.4 million in 2006. Nabi-HB® [Hepatitis B Immune Globulin (Human)] revenues were $8.7 million during the second quarter of 2007 compared to $7.2 million during the second quarter of 2006.

For the six months ended June 30, 2007, the company’s net loss from continuing operations was $16.0 million, or $0.26 per share, compared to $29.1 million, or $0.48 per share, for the six months ended July 1, 2006. Revenues for the year to date period were $44.6 million compared to $39.9 million in the first half of 2006.

Total cash used in operating activities was $18.9 million during the first half of 2007, a 44% reduction compared to $33.7 million in the first half of 2006. Excluding discontinued operations, cash used in operating activities was $13.1 million for the first half of 2007, a 53% reduction compared to $27.7 million for six months ended July 1, 2006. Cash, cash equivalents and marketable securities were $103.9 million at the end of the second quarter.

Nabi has completed the formation of two strategic business units (SBUs) – Nabi Biologics and Nabi Pharmaceuticals – to realign and optimize our businesses and support the strategic alternatives process. In connection with this realignment, the company also created a Corporate Shared Services (CSS) group. Given the creation of these two SBUs and the CSS group, Nabi has revised its segment reporting disclosures. Second quarter operating results for these segments were:

•

Nabi Biologics revenues were $20.8 million in the second quarter of 2007, which included $11.9 million and $8.7 million in sales of antibody and Nabi-HB products, respectively. Nabi Biologics operated as a profitable SBU, with an operating income of $1.1 million for the three months ended June 30, 2007.

•

The Nabi Pharmaceuticals SBU posted an operating loss of $2.8 million in the second quarter of 2007 driven by its research and development costs, which were strategically reduced by 56% from $6.4 million during the same quarter in 2006.

•	Corporate Shared Services costs totaled $6.7 million for the three months ended June 30, 2007, a 20% reduction from the second quarter of 2006.

“We are pleased to see the stand-alone performance of the Nabi Biologics SBU and continue our efforts to strengthen and advance the Biologics pipeline,” said Dr. Leslie Hudson, interim president and chief executive officer of Nabi Biopharmaceuticals. “We have also taken critical steps to move Nabi

Pharmaceuticals – and its key programs, NicVAX and StaphVAX – closer to a strategic partnership and to the market. We are very optimistic about the clinical benefit of NicVAX, as evidenced by our continuing flow of positive data from our NicVAX Phase 2b trial.”

NicVAX Phase 2b Clinical Trial Update

Nabi also announced today initial nine-month findings from its ongoing trial of NicVAX® (Nicotine Conjugate Vaccine), the company’s innovative and proprietary investigational vaccine being developed to treat nicotine addiction and prevent smoking relapse:

•	Further analysis of the six-month data has enabled Nabi to determine both the therapeutic threshold at which quitting is first observed as well as the target upper limit of antibody concentration.

•

In the nine-month data, NicVAX continues to demonstrate efficacy in support of long-term smoking abstinence – the most effective NicVAX dose regimen was 400 micrograms delivered in five injections over six months. A statistically significant difference was seen when this treated group was compared to placebo over time for the full Intent to Treat (ITT) population:

•	Fixed 4-Week: NicVAX=24% (n=12/51); Placebo=14% (n=14/100) – p=0.14

•	Fixed 8-Week: NicVAX=20% (n=10/51); Placebo=13% (n=13/100) – p=0.29

•	Fixed 20-Week: NicVAX=20% (n=10/51); Placebo= 4% (n=4/100) – p=0.0018

•	Fixed 34-Week: NicVAX=18% (n=9/51); Placebo=4% (n=4/100) – p=0.0047

•	To date, NicVAX continues its attractive safety trends with a favorable adverse events profile comparable between placebo and each dose group.

Recent Accomplishments

April:

•	Executed a definitive agreement to sell Aloprim™ (allopurinol sodium) for Injection to Bioniche Teoranta for $3.7 million; the sale was completed in May

May:

•	Established “proof of concept” for NicVAX in its Phase 2b clinical trial, which met its primary endpoint of eight weeks of continuous smoking abstinence between weeks 19-26

•

Participated in the Phacilitate Vaccine Forum Munich 2007, where NicVAX principal investigator Dr. Dorothy Hatsukami, Forster Family Professor in Cancer Prevention and Professor of Psychiatry at the University of Minnesota Tobacco Use Research Center, discussed NicVAX Phase 2b data in greater detail

June:

•

Formed the Nabi Biologics SBU and expanded the role of Dr. Raafat Fahim, Senior Vice President, Research, Technical and Production Operations to also include Chief Operating Officer and General Manager of the Biologics SBU

•	Formed the Corporate Shared Services (CSS) group and expanded the role of Jordan Siegel to Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer

July:

•

Formed the Nabi Pharmaceuticals SBU and appointed Dr. Matthew W. Kalnik Vice President, Business Development and Project Management to accelerate partnership discussions for Nabi’s NicVAX and StaphVAX programs

•

Reorganized the Nabi employee base to better align with the new internal structure – Nabi has eliminated a total of 65 positions and expects to realize future annualized savings of approximately $6.3 million

•	Completed enrollment in our Anti-D Phase I trial; study completion expected by end of 2007

Upcoming Milestones

Nabi is currently working toward achieving the following corporate milestones in 2007:

•	Successfully complete the strategic alternatives process with the support of Banc of America Securities LLC

•	Continue to work to obtain approval for Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] in the U.S.; leverage expertise of Cato Research Ltd.

•	Advance development partnerships for NicVAX and the Gram-positive programs

•	Continue to provide data from Nabi’s ongoing Phase 2b trial of NicVAX

•	Complete enrollment in the 'proof of concept' clinical trial for Civacir

•	Resubmit the file for regulatory approval of HEBIG™ [Hepatitis B Immune Globulin (Human) Intravenous] in Europe

•	Continue patient recruitment in the Phase 3 trial of ATG-Fresenius S (anti-T-lymphocyte globulin) in lung transplant patients

•	Initiate the clinical trial of our intravenous immunoglobulin, IVIG

Review of Operations

Nabi Biologics

Nabi Biologics revenues were $20.8 million in the second quarter of 2007, which primarily included $11.9 million and $8.7 million in sales of antibody and Nabi-HB products, respectively. This was an increase of $1.0 million from the second quarter of the prior year due to increased end user demand and sales of Nabi-HB.

Nabi Biologics research and development expenses totaled $6.2 million during the three months ended June 30, 2007, compared to $2.5 million for the same period last year, due largely to acceleration of Nabi’s Civacir, Anti-D and IVIG clinical development programs.

Nabi Pharmaceuticals

Nabi Pharmaceuticals research and development costs were $2.8 million during the three months ended June 30, 2007, compared to $6.4 million for the same period last year. This is largely the result of decreased spending associated with StaphVAX and a $0.9 million benefit related to NicVAX from our grant by the U.S. National Institute on Drug Abuse.

Corporate Shared Services

CSS costs included those associated with finance, IT, HR, business development, legal, government affairs, investor relations, corporate governance and executive administration activities and totaled $6.7 million for the three months ending June 30, 2007, compared to $8.4 million for the second quarter in 2006. This decrease reflects lower consulting and personnel-related expenses incurred in the current year quarter as we reorganized our internal employee base and continue to lower our overall infrastructure costs.

Second Quarter Financial Results Conference Call

The company will host a live webcast at 4:30 p.m. EDT today to discuss these results.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1603855 or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is (800) 638-5439, conference code 14030912, and the international call-in number is (617) 614-3945, conference code 14030912. An audio replay will be available for U.S./Canada callers at (888) 286-8010, conference code 74258104, and for international callers at (617) 801-6888, conference code 74258104.

An archived version of the webcast will be available at the same Internet address through August 8, 2007. The audio replay also will be available through August 8, 2007. The press release will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development, state-of-the-art manufacturing capability and a cash position that will allow us to advance our near-term pipeline products. The company has recently announced the formation of two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site: http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward- looking statements and include statements about reorganization of our current business into two new business units, our strategic alternatives process and clinical trials and studies. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: realize anticipated cost savings related to job elimination due to greater than anticipated severance-related costs or other factors; successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and our Gram-positive infections products; obtain successful clinical trial results; our ability to successfully complete our strategic alternatives process; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; achieve approval and market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report for the quarter ended March 31, 2007 on Form 10-Q with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$68,517	$86,227
Marketable securities	35,425	32,500
Trade accounts receivable, net	16,489	20,377
Inventories, net	18,592	19,260
Prepaid expenses and other current assets	5,483	3,459
Assets of discontinued operations	338	13,341

Total current assets	144,844	175,164
Property, plant and equipment, net	84,816	88,329
Other assets:
Intangible assets, net	1,247	1,683
Other, net	1,523	701

Total assets	$232,430	$265,877

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$6,751	$7,998
Accrued expenses	14,106	16,095
Capital lease obligations, net	155	291
Liabilities of discontinued operations	4,146	20,554

Total current liabilities	25,158	44,938
2.875% convertible senior notes, net	109,397	109,313
Other liabilities	243	238

Total liabilities	134,798	154,489

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock	—	—
Common stock	6,190	6,149
Capital in excess of par	329,237	327,228
Treasury stock	(5,321)	(5,321)
Accumulated deficit	(232,474)	(216,668)

Total stockholders' equity	97,632	111,388

Total liabilities and stockholders' equity	$232,430	$265,877

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenues	$20,873	$20,374	$44,621	$39,891
Cost of products sold	11,680	14,366	26,487	28,882

Gross margin	9,193	6,008	18,134	11,009
Selling, general and administrative expense	8,574	11,143	18,587	22,999
Research and development expense	9,048	8,883	19,104	17,661

Operating loss	(8,429)	(14,018)	(19,557)	(29,651)
Interest income	1,419	945	2,999	2,008
Interest expense	(886)	(905)	(1,803)	(1,858)
Other income, net	2,561	317	2,559	382

Loss from continuing operations before income taxes	(5,335)	(13,661)	(15,802)	(29,119)
Income taxes	—	—	(190)	—

Loss from continuing operations	(5,335)	(13,661)	(15,992)	(29,119)
Income (loss) from discontinued operations	557	(1,163)	185	(3,782)

Net loss	$(4,778)	$(14,824)	$(15,807)	$(32,901)

Basic and diluted (loss) income per share:
Continuing operations	$(0.09)	$(0.22)	$(0.26)	$(0.48)
Discontinued operations	0.01	(0.02)	0.00	(0.06)

Basic and diluted loss per share	$(0.08)	$(0.24)	$(0.26)	$(0.54)

Basic and diluted weighted average shares outstanding	61,280	60,977	61,192	60,653

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Six Months Ended
	June 30, 2007	July 1, 2006
Cash flow from operating activities:
Loss from continuing operations	$(15,992)	$(29,119)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	4,150	4,464
Provision for slow moving or obsolete inventory	111	453
Non-cash compensation	1,515	1,789
Gain on sale of assets, net	(2,557)	—
Disposal of fixed assets, net	40	236
Other	96	(407)
Changes in assets and liabilities:
Trade accounts receivable	3,875	4,277
Inventories	(85)	(2,097)
Prepaid expenses and other current assets	(634)	(100)
Other assets	15	80
Accounts payable and accrued expenses	(3,589)	(7,257)

Total adjustments	2,937	1,438

Net cash used in operating activities from continuing operations	(13,055)	(27,681)
Net cash used in operating activities from discontinued operations	(5,803)	(5,990)

Net cash used in operating activities	(18,858)	(33,671)

Cash flow from investing activities:
Purchases of marketable securities	(28,500)	(63,475)
Proceeds from sales of marketable securities	25,575	29,550
Proceeds from sale of assets, net of closing costs	1,300	8
Capital expenditures	(568)	(1,059)

Net cash used in investing activities from continuing operations	(2,193)	(34,976)
Net cash provided by investing activities from discontinued operations	2,582	—

Net cash provided by (used in) investing activities	389	(34,976)

Cash flow from financing activities:
Repayments of notes payable and capital leases	(137)	(72)
Proceeds from exercise of employee stock options	604	1,137

Net cash provided by financing activities from continuing operations	467	1,065
Net cash provided by (used in) financing activities from discontinued operations	292	(3,059)

Net cash provided by (used in) financing activities	759	(1,994)

Net decrease in cash and cash equivalents	(17,710)	(70,641)
Cash and cash equivalents at beginning of period	86,227	101,762

Cash and cash equivalents at end of period	$68,517	$31,121

Nabi Biopharmaceuticals

SUPPLEMENTAL SEGMENT INFORMATION

(Unaudited, in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenues:
Nabi Biologics	$20,847	$19,876	$44,614	$38,927
Nabi Pharmaceuticals	26	498	7	964

Total	$20,873	$20,374	$44,621	$39,891

Gross margin (loss):
Nabi Biologics	$9,192	$5,649	$18,245	$10,606
Nabi Pharmaceuticals	1	359	(111)	403

Total	$9,193	$6,008	$18,134	$11,009

Operating income (loss):
Nabi Biologics	$1,086	$155	$3,438	$693
Nabi Pharmaceuticals	(2,809)	(5,798)	(7,735)	(13,466)

Segment operating loss	(1,723)	(5,643)	(4,297)	(12,773)
CSS	(6,706)	(8,375)	(15,260)	(16,878)

Total	$(8,429)	$(14,018)	$(19,557)	$(29,651)